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Exhibit 10.11

May 23, 2002

Hans Gieskes
4712 Eagles Nest Circle
Kettering, OH 45429

Dear Hans:

        Houghton Mifflin Company (the "Company"), a wholly-owned subsidiary of Vivendi Universal, S.A. ("Parent"), agrees to employ you and you agree to accept employment upon the terms and conditions set forth in this agreement (the "Agreement").

        1.    Term.    The term of your employment under this Agreement will commence on or about June 17, 2002 (the date on which your employment hereunder actually commences is referred to herein as the "Effective Date") and continue until December 31, 2005 (the "Expiration Date") unless earlier terminated pursuant to the provisions of Paragraph 4 (the "Term"). The Company may by written notice to you not later than 90 days prior to the Expiration Date, renew the Term for an additional three-year period (and the Company at its option may extend the Term for successive three-year periods thereafter, provided the Company provides written notice to you not later than 90 days prior to the then scheduled expiration of the extended Term). Notwithstanding the foregoing, you agree and acknowledge that the Company has no obligation to extend the Term following the Expiration Date or to continue your employment after expiration of the Term (whether extended or not), and you expressly acknowledge that no promises or understandings to the contrary have been made or reached. You also agree and acknowledge that, should you and the Company choose to continue your employment for any period of time following the expiration of the Term (including any extensions thereof) without a written employment agreement, your employment with the Company will be "at will;" in other words, during any time following the expiration of the Term if a written employment agreement is not in effect, the Company may terminate your employment at any time, with or without reason and with or without notice, and you may resign at any time, with or without reason and with or without notice; provided, however, that any such "at will" employment will not diminish or prejudice any rights or benefits to which you are otherwise entitled under this Agreement (including, without limitation, rights or benefits under Paragraph 4), or otherwise, after the end of the Term.

        2.    Duties and Responsibilities.

        (a)   During the Term, you agree to be employed and perform your exclusive services for the Company and its affiliates upon the terms and conditions of this Agreement. You will render your services hereunder as Chief Executive Officer of the Company, and will have the duties, responsibilities and authority as are customary and appropriate for such position. You will report directly to the Board of Directors of the Company (the "Company Board") and the Chief Executive Officer of Vivendi Universal Publishing (the "VUP CEO"), and perform the services requested from time to time by the Company Board and the VUP CEO, commensurate with your status and consistent with your position hereunder.

        (b)   During the Term, your principal place of employment will be at the Company's headquarters in Boston, Massachusetts. You acknowledge that your duties and responsibilities will require you to travel on business to the extent necessary to fully perform your duties hereunder.

        (c)   During the Term, you will devote all of your working time to the business of the Company and will not accept employment with, or provide services as a consultant or in any other capacity for, any person or entity other than the Company or its subsidiaries and affiliates; provided, however, that with the express prior written consent of the VUP CEO (such consent to be given in the sole discretion of the VUP CEO), you may engage in corporate, civic or charitable activities in a non-executive role consistent with applicable Company policies and so long as such activities do not interfere with the performance of your duties hereunder.

        3.    Compensation and Related Matters.

        (a)    Base Salary.    During the Term, for all services rendered under this Agreement, the Company will pay you base salary ("Base Salary"), payable in accordance with the Company's applicable payroll practices, at an initial annual rate of $560,000. Your Base Salary will be reviewed annually and may be increased at the discretion of the Company Board.

        (b)    Bonus Compensation.    During the Term, you will be eligible to participate in the Company's bonus plan as in effect from time to time (the "Bonus Plan"), with a target annual bonus ("Target Bonus") in an amount equal to 75% of your Base Salary. The actual amount of the bonus payable to you ("Annual Bonus"), which will generally range from 60%—90% of your Base Salary (it being understood that if the threshold performance objectives are not attained, no bonus may be payable for such year), prorated based on your duration of employment with the Company during the applicable year, will be determined by the Company in its sole discretion in accordance with the provisions of the Bonus Plan and will be paid at such time and in such manner as provided in the Bonus Plan; provided, that your actual bonus for calendar year 2002 will not be less than 50% of your Target Bonus for 2002, prorated based on your duration of employment with the Company during 2002 (i.e., assuming the Effective Date is on or before July 1, 2002, your actual bonus for 2002 will not be less than $105,000); provided, further, that notwithstanding the foregoing, the provisions of Paragraph 4 shall apply in the event of your termination of employment hereunder.

        (c)    Stock Options.    Except as provided in this Section 3(c), the Chief Executive Officer of Parent will recommend for approval to the Compensation Committee of Parent at its scheduled meeting in September 2002 a grant of options to purchase 50,000 ordinary shares (the "Sign-on Options"), nominal value €5.50 per share, of Parent (the "Shares"), which shares will be issued in the form of American depositary shares representing Shares. The Sign-on Options will be subject to the terms and conditions of the Parent's stock option plan pursuant to which the Sign-on Options are granted; provided, that the Sign-on Options will have a term of eight (8) years from the date of grant and will generally vest ratably in equal installments on each of the first, second, and third anniversaries of the date of grant. If the Sign-On Options are not approved, or if Parent has modified its long-term incentive program for similarly situated executives (or implemented a new long-term incentive program for similarly situated executives) which provides for long-term incentives that may be in a form other than options or which are granted in addition to a reduced number of stock options, you will not receive the grant of Sign-On Options but in lieu thereof will be eligible to participate in Parent's long-term incentive program then in effect on the same basis as similarly situated executives are eligible to participate.

        (d)    Benefits and Perquisites.

        (i)    During the Term, you will be entitled to participate in the benefit plans generally available to senior executive employees of the Company that reside and work in the United States (including, without limitation, 401(k), health and disability and pension plans) generally made available by the Company from time to time for its employees, and subject to their terms and conditions.

        (ii)   You shall be entitled to the benefits of the Company's executive relocation package in connection with your relocation from Kettering, Ohio to Boston, Massachusetts, which you acknowledge have been previously provided to you under separate cover.

        (iii)  During the Term, you will be entitled to paid vacation in accordance with the Company's vacation policy in effect from time to time; provided, however, that you will be entitled to not less than four (4) weeks of paid vacation in each year.

        (e)    Expense Reimbursements.    During the Term, the Company will reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy for senior executives of the Company with comparable positions and responsibilities (which will include appropriate itemization and substantiation of expenses incurred).

        (f)    Withholding.    The Company may withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable laws or regulation.

        4.    Compensation Upon Certain Termination Events.    Your employment may be terminated as provided below in this Paragraph 4. Upon any termination of your employment with the Company, you will be entitled to receive any accrued but unpaid Base Salary through the date of termination, and compensation for unused vacation time accrued through the date of termination, payable within thirty (30) days following the date of your termination of employment. Following any termination of your employment, the Company will have no further obligations to you hereunder except as otherwise provided below or as set forth in any benefit plans, programs or arrangements in which you participate or as otherwise required by Company policy or applicable law.

        (a)    Termination by the Company for Cause Voluntary Resignation.    Your employment under this Agreement may be automatically terminated by the Company for Cause (as defined below) at any time and without advance notice, and will terminate automatically upon your voluntary resignation.

        For purposes of this Agreement, "Cause" means: (i) your continued material failure, following written notice from the Company, substantially to perform your duties (other than as a result of incapacity due to physical or mental illness), (ii) your gross negligence or willful misconduct in the course of your employment with the Company, (iii) your conviction of, or plea of nolo contendere to, a felony (or the equivalent thereof in a jurisdiction other than the United States) other than a moving vehicle violation, (iv) your material breach of any material provision of this Agreement, (v) your material breach of a material employment policy of the Company, (vi) your misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its subsidiaries and affiliates or (vii) your use of alcohol or drugs that either interferes with the performance of your duties hereunder or compromises the integrity and reputation of the Company, its subsidiaries or affiliates, their employees or their products; provided, that following written notice from the Company under clauses (i), (ii), (iv) and (v) above, you have ten (10) days during which to cure such failure; provided, further, that you will be permitted only one such cure period during the Term.

        (b)    Termination by the Company without Cause (other than due to Disability or death), Termination by you for Good Reason.    Your employment under this Agreement may be terminated at any time during the Term (x) by the Company without Cause (other than on account of Disability or your death) or (y) by you for Good Reason. In such event, (i) you will receive payment of any unpaid Annual Bonus in respect of the year preceding the year in which termination occurs, (ii) you will receive a lump sum payment equal to your Target Bonus for the year in which termination occurs multiplied by a fraction, the numerator of which is the number of days you were employed hereunder in the year in which your termination occurs and the denominator of which is 365 (the "Prorata Bonus"), (iii) you will continue to receive payment of an amount equal to the sum of your Base Salary plus Target Bonus for a period ending on the third anniversary of your date of termination of employment, (iv) any stock options outstanding on the date of your termination of employment will become fully vested, and will become and remain exercisable for the remainder of their original term pursuant to the applicable option agreement and (v) you will continue to be eligible to receive medical, dental, disability and life insurance coverage (on the same terms and conditions under which such coverages are made available to active senior executive employees of the Company from time to time) through the third anniversary following your termination of employment.

        For purposes of this Agreement, "Good Reason" means (i) a material breach by the Company of any material provision of this Agreement (including, but not limited to, a violation of Section 2 with respect to your title, duties or reporting lines, and requiring you to relocate to a principal place of employment other than Boston, Massachusetts) or (ii) the failure by the Company to cause any successor to all or substantially all of the business and assets of the Company to assume expressly the obligations of the Company under this Agreement; provided, that any such breach or failure has not been remedied within ten (10) days following written notice from you describing the nature of such breach or failure.

        (c)    Termination on Account of Disability.    The Company may terminate your employment on account of a Disability (but only during the continuance of such Disability). You will be deemed to have a "Disability" if you are incapacitated by a physical or mental condition, illness or injury which has prevented you from being able to perform the essential duties of your position under this Agreement in a satisfactory manner for an aggregate of 180 days in any consecutive 365-day period. Any dispute regarding whether you have incurred a Disability will be resolved by an independent medical doctor mutually agreeable to the Company and you. In the event your employment is terminated on account of Disability, you will (i) receive payment of any unpaid Annual Bonus in respect of the year preceding the year in which termination occurs, (ii) receive payment of the Prorata Bonus and (iii) continue to receive an amount equal to your Base Salary until the earlier of (x) the 180th day following your termination of employment, or (y) your death; but such amount will be reduced by any other Company-provided disability and salary continuation benefits otherwise made available to you. In addition, any stock options outstanding on the date of your termination of employment will become fully vested, and will become and remain exercisable for the remainder of their original term pursuant to the applicable option agreement.

        (d)    Death.    Your employment will terminate automatically upon your death. In such event, your estate or legal representative will receive (i) payment of any unpaid Annual Bonus in respect of the year preceding the year in which termination occurs and (ii) payment of the Prorata Bonus. In addition, any stock options outstanding on the date of your termination of employment will become fully vested, and will become and remain exercisable for the remainder of their original term pursuant to the applicable option agreement.

        (e)    No Mitigation; Offset.    You will have no duty to attempt to mitigate any amounts payable to you under this Agreement following your termination of employment with the Company by seeking alternative employment, the Company will not be entitled to reduce the amount of any compensation payable to you under this Agreement by any amounts received by you in connection with such alternative employment and you will not be required to pay the Company any amounts that you may receive from any such alternative employment or otherwise. The Company may offset any amounts you owe to the Company as of the date of termination of your employment from any amounts that are payable to you under this Agreement following termination of your employment.

  (f)
  Additional Payment Provisions. The payment of any monies accrued under any benefit plan, program or arrangement in which you participate will be subject to the terms of the applicable plan, program or arrangement, and any elections you have made thereunder. Anything contained herein to the contrary notwithstanding, the obligations of the Company to make payments to you pursuant to this Agreement will survive any termination of this Agreement.

        5.    Covenants.

        (a)    Acknowledgment.    You acknowledge that you currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company or its affiliates. You agree that the Company and its affiliates would be severely damaged if you misused or disclosed this information. To prevent this harm, you are making the promises set forth in this Paragraph. You acknowledge that the provisions of this Paragraph are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that any violation of such provisions would result in irreparable injury to the Company and its affiliates. In the event of a violation of the provisions of this Paragraph, you further agree that the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

        (b)    Promise Not to Disclose.    You will hold in a fiduciary capacity, for the benefit of the Company and its affiliates, all confidential or proprietary information, knowledge and data of the Company and its affiliates which you may acquire, learn, obtain or develop during your employment by the Company. Further, you will not, during the Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data other than as required by, or on behalf of, the Company. You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom the Company has a business relationship or to whom the Company or its affiliates owe a duty of confidentiality, other than as required by the Company. The confidential and proprietary information covered by this protection includes, but is not limited to, confidential and proprietary matters of a business or strategic nature such as information about costs and profits, projections, personnel information, reengineering, records, customer lists, contact persons, customer data, software, sales data, possible new business ventures and/or expansion plans or matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical or dramatic nature, or regarding any form of product produced, distributed or acquired by the Company or its affiliates ("Company Information"). Anything contained herein to the contrary notwithstanding, for purposes of this Agreement, "Company Information" and "confidential or proprietary information, knowledge and data" will not include information which is: (i) generally known in the industry; or (ii) in the public domain other than due to your actions. Company Information will be considered and kept as the private, proprietary and confidential information of the Company and its affiliates except in furtherance of the Company's business (or the business of its affiliates) or within the Company as required to perform services, and may not otherwise be divulged without the express written authorization of the Company except as required to be disclosed by law. You and the Company further agree that neither of you will publicly disclose the terms of this Agreement, other than as required by law.

        (c)    Promise Not to Engage In Certain Activities.    You will not at any time during the term of your employment with the Company or prior to the first anniversary of the date of termination of your employment with the Company, be or become (A) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is competitive with any business of the Company and its affiliates with respect to which you performed any duties during your employment by the Company, its affiliates, and their predecessors or (B) directly or indirectly a stockholder or officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business. The provisions of this Paragraph 5(c) will not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than five percent (5%) of the outstanding capital stock of any corporation whose stock is publicly traded.

        (d)    Promise to Return Property.    All records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the Company's business (or the business of its affiliates) in whatever form (including electronic) which you (or any person to whom you have directly or indirectly transferred such possession) possess will be returned to the Company upon the termination of your employment, whether such termination is at your or the Company's request (except that you may, upon request to the Company, which will not be unreasonably withheld, retain copies of any documents to the extent reasonably necessary to protect your interests).

        (e)    Promise Not to Solicit.    You will not at any time during the term of your employment with the Company or prior to the first anniversary of the date of termination of your employment with the Company, induce or attempt to induce any employees, consultants, contractors or representatives of the Company (or those of any of its affiliates) ("Company Representatives") to stop working for, contracting with or representing the Company or any of its affiliates or to induce or attempt to induce any

Company Representative under an exclusive contractual arrangement with the Company or its affiliates to work for, contract with or represent any of the Company's competitors.

        (f)    Company Ownership.    The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with the Company and/or any of the Company's affiliates and any works in progress, will be works-made-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever. You will, from time to time, as may be requested by the Company and at the Company's sole cost and expense, do any and all things which the Company may reasonably deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being your employer.

        6.    Services Unique.    You acknowledge that a violation on your part of any of the covenants contained in Paragraph 5 of this Agreement would cause immeasurable and irreparable damage to the Company or its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law would be inadequate. Accordingly, you agree that the Company will be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. You agree that in the event that any arbitrator or court of competent jurisdiction will finally hold that any provision of Paragraph 5 of this Agreement is void or constitutes an unreasonable restriction against you, the provisions of such Paragraph 5 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

        7.    Notices.    All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by facsimile or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:
At the last known address and facsimile number in the personnel records of the Company with a copy to:
Korn/Ferry International 200 Park Avenue New York, NY 10028
Attn:	Karol Mattes William Simon
Fax:	(212) 986-5684
If to the Company:
222 Berkeley Street Boston, MA 02116
Attn:	Paul D. Weaver, Esq.
Fax:	(617) 351-5014
with a copy to:
c/o Vivendi Universal 375 Park Avenue New York, NY 10152
Attn:	Daniel J. Losito, Esq.
Fax:	(212) 572-7973

or to such other address as either party will have furnished to the other in writing. All notices and communications will be deemed to have been duly given and received: (a) on the date of receipt, if delivered by hand; (b) on the date of receipt of the transmission confirmed by receipt of a transmittal confirmation, if delivered by facsimile; (c) three (3) business days after being sent by first class certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after sending by next-day delivery service with confirmation of receipt. As used herein, the term "business day" means any day that is not Saturday, Sunday or legal holiday in the State of New York.

        8.    Assignment/Affiliated Corporation.

        This Agreement is personal to you and without the prior written consent of the Company will not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement will be void. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of your death, your estate and heirs in the case of any payments due to you hereunder). The Company may only assign this Agreement and its rights and obligations hereunder, (a) to any entity controlled by, controlling or under common control with the Company, or (b) to any entity which, by way of merger, consolidation or sale of substantially all of the assets of the Company becomes a successor to the Company. You acknowledge and agree that all of your covenants and obligations to the Company, as well as the rights of the Company hereunder, will run in favor of and will be enforceable by the Company, its affiliates and their successors and permitted assigns.

        9.    Arbitration.

        (a)    Arbitrable Disputes.    You and the Company agree to use final and binding arbitration to resolve any dispute other than a dispute regarding any matter covered by Paragraph 5 of this Agreement (an "Arbitrable Dispute") between you the Company and/or any of its subsidiaries and affiliates. Except as provided in the immediately preceding sentence, this arbitration agreement applies to all matters relating to this Agreement, your employment with and/or termination from the Company, including disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due to you hereunder, and further including all claims arising out of any alleged discrimination, harassment, retaliation, including, but not limited to those covered by the 1964 Civil Rights Act, 42 U.S.C. Section 2000e et seq.; the federal Age Discrimination in Employment Act; and the federal Americans With Disabilities Act.

        (b)    The Arbitration.    Arbitration will take place in New York City, New York before a single experienced employment arbitrator licensed to practice law in the State of New York and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way.

        (c)    Fees and Expenses.    Each party will pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs will be paid in equal shares by the Company and you.

        (d)    Exclusive Forum.    Arbitration in the manner described in this Paragraph 9 will be the exclusive forum for any Arbitrable Dispute. Should you or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Paragraph 9, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach. The provisions of this Paragraph 9 will survive any termination of this Agreement.

        10.    Indemnification.

        The Company will indemnify you to the fullest extent permitted by applicable law against damages in connection with your status or performance of duties as an officer or employee of the Company or its affiliates. This provision will survive any termination of this Agreement.

        11.    Representations and Covenants of Executive.

        (a)   You represent, warrant and covenant that: (i) you have the full right and authority to enter into this Agreement and perform your obligations hereunder; (ii) you are not bound by any agreement that conflicts with or prevents or restricts the full performance of your duties and obligations to the Company hereunder during or after the Term; and (iii) the execution and delivery of this Agreement will not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which you are subject (including, without limitation, any agreement with the entity that employed you prior to your commencement of employment hereunder (your "prior employer")).

        (b)   You agree not to disclose to the Company or its affiliates, or induce the Company or its affiliates to use, any confidential or proprietary information that is the property of your prior employer or other third parties.

        12.    Governing Law.

        The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of New York without regard to its conflicts of law principles.

        13.    Amendment; Waiver.

        No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by you and a duly authorized officer of the Company. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time.

        14.    Cooperation.

        You will provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding) which relates to events occurring during your employment with the Company, its subsidiaries and affiliates, and their predecessors; provided, that the Company will reimburse you for expenses reasonably incurred in connection with such cooperation. The parties will act reasonably in structuring any such required cooperation so as not to interfere unreasonably with any subsequent employment you may have. This provision will survive any termination of this Agreement.

        15.    Validity.

        The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

        16.    Counterparts.

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same instrument.

        17.    Entire Agreement.

        This Agreement sets forth the entire understanding between you and the Company and its affiliates; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior employment agreements, term sheets, understandings and obligations (whether written, oral, express or implied), if any, between you and the Company and its affiliates, are terminated as of the Effective Date and are superseded by this Agreement.

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        If you are in agreement with the foregoing, please acknowledge your agreement and acceptance by signing below.

Very truly yours,
HOUGHTON MIFFLIN COMPANY
	By:	/s/ Name: Title:
Accepted and agreed:

/s/ HANS GIESKES HANS GIESKES

        If you are in agreement with the foregoing, please acknowledge your agreement and acceptance by signing below.

Very truly yours,
HOUGHTON MIFFLIN COMPANY
	By:	/s/ Name: Title:
Accepted and agreed:
/s/ HANS GIESKES HANS GIESKES

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  Exhibit 10.11